Exhibit 10.55

March 3, 2014

Mr. Antonio Urcelay
Spain

Dear Antonio:

I am pleased that you have agreed to serve as the Chief Executive Officer (“CEO”) of Toys “R” Us, Inc., Branch in Spain (“Sucursal en España”) (the “Company”), which includes serving as the CEO of Toys “R” Us, Inc. and its subsidiaries worldwide. This letter agreement details the terms of your continued employment with the Company.

In recognition of your continued leadership and contributions, the Company is pleased to inform you that you will receive additional benefits as set forth herein and the attached addenda. This letter agreement supersedes and replaces the July 1, 2013 letter agreement between you, Toys “R” Us, Inc. and Toys “R” Us – Delaware, Inc. and the October 16, 2013 letter agreement between you, Toys “R” Us, Inc. and Toys “R” Us – Delaware, Inc. (the “October 2013 Agreement”), and such prior letter agreements are now null and void. This letter agreement does not, however, supersede or amend the terms of your Special Transition Bonus Agreement, dated March 11, 2013. Your Special Transition Bonus shall continue to be payable to you under the terms and conditions of your Special Transition Bonus Agreement dated March 11, 2013.

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Term of Employment – You shall be employed as CEO for a period commencing on October 16, 2013 (the “Commencement Date”) and ending October 31, 2015 (the “Initial Term”), on the terms and subject to the conditions set forth in this letter agreement. Following the Initial Term, the Company and you may mutually agree to extend the term of your employment on the terms and conditions hereunder for an additional one (1) year period (the “Extension Term”, and together with the Initial Term, subject to earlier termination by the Company as provided herein, the “Employment Term”). Neither the Company nor you shall be obligated to enter into the Extension Term. Your decision to not enter into the Extension Term shall not affect any of the rights that you have acquired or that have accrued as of the end of the Initial Term, shall not affect your ability to retire from the Company and shall not have an effect upon your rights upon retirement.

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Annual Base Pay – Your annual base pay for your professional services as CEO shall be 1,000,000 Euro gross. This includes any concepts you are entitled to, considering your relationship with the Company, including the non-competition compensation agreed with you in Addendum A. Your performance and base pay will continue to be reviewed on an annual basis and you shall be entitled to such increases in annual base pay, if any, as may be determined from time to time in the sole discretion of the Board of Directors of the Company (the “Board”); provided, however, that your annual base pay together with your annual bonus payment shall be at all times at least 10% greater than the annual base pay and the annual bonus payment for any other employee of the Company. The annual base pay provided herein, and any increases that may be provided by the Board from time to time, shall be your “Annual Base Pay.” The aforementioned Annual Base Pay shall be used for calculating any applicable benefits, such as incentive pay and other benefits that are calculated based upon annual base pay, except for Severance Compensation, which shall be calculated as provided herein. Your Annual Base Pay will be reviewed once the payments for the non-competition post-termination obligation are paid out, at which time both parties will agree as to the annual base pay going forward.

You will continue to be entitled to receive the “Other Benefits” provided herein, such as life and medical insurance, pension contributions and other benefits that you currently receive.

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Annual Bonus – Your incentive target is 150% of your Annual Base Pay. Therefore, your target total cash (base pay plus target incentive) is 2,500,000 Euro gross. The Annual Bonus is payable upon the Company’s achievement of certain performance targets established by the Board. For Fiscal Year 2013, your Annual Bonus shall be payable based upon the criteria set forth in Addendum B. Thereafter, your Annual Bonus shall be consistent with the metrics and weightings adopted by the Board, at their discretion, for similarly situated Executive employees under the terms and conditions of the Company’s Annual Bonus Plan.

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One-Time Offer Acceptance Bonus – You shall receive a one-time offer acceptance bonus of 250,000 Euro gross (“Offer Acceptance Bonus”), which you acknowledge that you received under the October 2013 Agreement. If you voluntarily terminate your employment with the Company without Good Reason or if the Company terminates your employment for Cause prior to the first anniversary of the Commencement Date, then you agree to reimburse the Company 100% of your Offer Acceptance Bonus. If you voluntarily terminate your employment with the Company or if the Company terminates your employment for Cause on or following the first anniversary of your Commencement Date but prior to the second anniversary of your Commencement Date, then you agree to reimburse the Company 50% of your Offer Acceptance Bonus. You hereby agree that such reimbursement may, at the election of the Company, be effected by offsetting the amount to be reimbursed, in whole or in part, by withholding other amounts due to you by the Company.

For purposes of this letter agreement, “Good Reason” shall mean, without your consent and other than in connection with a termination of the your employment by the Company for Cause or due to your death or Disability, (A) the failure of the Company to pay any undisputed amount due under this Agreement; (B) a substantial reduction in your targeted compensation level (other than a general reduction in base salary or annual incentive compensation opportunities that affects all members of senior management of the

Company proportionally); or (C) the Company requiring you, without your consent, to relocate and be based at any office or location outside of the Madrid, Spain area. Notwithstanding the foregoing, any termination by you for Good Reason may only occur if you provide a notice to the Company in writing within 45 days after you learn (or reasonably should have learned) about the occurrence of the event giving rise to the claim of Good Reason and such notice is sent as follows: by certified mail or overnight courier to Toys “R” Us, One Geoffrey Way, Wayne, NJ 07470, attention General Counsel. Notwithstanding the foregoing, resignation by you shall not be deemed for “Good Reason” if the basis for such Good Reason is cured within a reasonable period of time (determined in light of the cure appropriate to the basis of such Good Reason), but in no event more than thirty (30) business days after the Company receives the notice of termination specifying the basis of such Good Reason. For purposes of this letter “Disability” shall mean the determination that you are disabled pursuant to the terms of the Company’s long term disability plan

For purposes of this letter agreement, “Cause” shall mean any of the following, as determined by the Board: (A) your willful failure to perform any material portion of your duties; (B) the commission of any fraud, misappropriation or misconduct by you that causes demonstrable injury, monetarily or otherwise, to the Company or an affiliate; (C) the conviction of, or pleading guilty or nolo contendere to, a felony involving moral turpitude; (D) an act resulting or intended to result, directly or indirectly, in material gain or personal enrichment to you at the expense of the Company or an affiliate; (E) any material breach of your fiduciary duties to the Company or an affiliate as an employee or officer; (F) a material violation of the Company’s Code of Ethical Standards, Business Practices and Conduct or any other violation of a Company policy; (G) the failure by you to comply, in any material respect, with the provisions or any other undertaking set forth in this Agreement or any other agreement you has with the Company or any affiliate or any breach by you hereof or thereof if such failure or breach is reasonably likely to result in a material injury to the Company or an affiliate.

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One-Time Equity Award – You shall receive a grant of Restricted Stock Units (“RSU”) of Toys “R” Us, Inc.’s common stock having a value of eight million dollars ($8,000,000) based upon the fair market value of Toys “R” Us, Inc.’s common stock as of the grant date (the “One-Time Equity Award”), which you acknowledge that you received under the October 2013 Agreement. The number of RSU for the One-Time Equity Award shall be rounded up to the nearest 100 shares.

The vesting schedule for the One-Time Equity Award (subject to your continued employment through the applicable vesting dates) shall be as follows:

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50% of the One-Time Equity Award shall vest on the earlier to occur of (i) the first anniversary of the grant date, anticipated to be on or about October 31, 2014, or (ii) the termination of Initial Term by the Company without Cause.

•	The remaining 50% shall vest as follows:

◦	25% shall vest at the end of the first quarter after the first anniversary of the grant date, anticipated to be on or about January 31, 2015;

◦	25% shall vest at the end of the second quarter after the first anniversary of the grant date, anticipated to be on or about April 30, 2015;

◦	25% shall vest at the end of the third quarter after the first anniversary of the grant date, anticipated to be on or about July 31, 2015; and

◦	25% shall vest at the end of the fourth quarter after the first anniversary of the grant date, on or about October 31, 2015.

Once vested, the One-Time Equity Award is not forfeitable even if the Employment Term expires. This One-Time Equity Award shall not be eligible for retirement acceleration as defined under the Toys “R” Us, Inc. 2010 Incentive Plan, notwithstanding anything to the contrary under the Toys “R” Us, Inc. 2010 Incentive Plan.

You shall have the right (solely at your election) at any time until the occurrence of an initial public offering of Toys “R” Us, Inc.’s common stock (an “IPO”) to require the Company to repurchase in one or more transactions up to 100% of your shares of common stock acquired upon vesting of the One-Time Equity Award. The put right may be exercised by giving notice to the Company no sooner than six months after the earlier of (i) the expiration or earlier termination of the Employment Term or (ii) the effective date of your retirement. The purchase price per share payable by the Company in connection with such put rights shall be the fair market value determined as of a date determined by the Board that is the anticipated closing date of the repurchase. The closing of the repurchase will take place as soon as practical (i.e., as of the next valuation of Toys “R” Us, Inc.’s common stock which customarily occurs in or about April and October of each year), but no later than 180 days after your delivery to the Company of notice of exercise of the put right.

In all other respects, this grant shall be subject to the terms and conditions detailed in the Toys “R” Us, Inc. 2010 Incentive Plan and the grant agreement thereunder.

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Annual Equity Award – You shall continue to participate in Toys “R” Us, Inc.’s Amended and Restated 2005 Management Equity Plan, the Toys “R” Us, Inc. 2010 Incentive Plan and any subsequent long-term incentive plans of the Company (collectively, the “Long-Term Incentive Plans”) in accordance with the policies and procedures of the Long-Term Incentive Plans. Your annual target long-term incentive award shall be 100% of Annual Base Pay.

Any previous or future awards granted to you pursuant the Long-Term Incentive Plans shall be subject to the following enhanced rights upon retirement: Upon your retirement with at least 6 months written notice, but no sooner than May 10, 2014, you shall have the right (solely at your election) at any time until the occurrence of an IPO to require the Company to repurchase shares of common stock acquired by you upon vesting or exercise of your equity awards (including the shares of common stock to be issued pursuant to a cashless exercise of options) at a repurchase rate not to exceed 25% of the total shares of common stock acquired by you upon vesting or exercise of your equity awards (including the shares of common stock to be issued pursuant to a cashless exercise of options) pursuant to the Long-Term Incentive Plans per year over a four-year period following your exercise of the put right, subject to an initial six-month holding period following your acquisition of such shares (pursuant to option exercise, settlement of RSU or otherwise). The put right may be exercised by giving notice to the Company no sooner than six months after the effective date of your retirement. The purchase price per share payable by the Company in connection with such put rights shall be the fair market value determined as of a date determined by the Board that is the anticipated closing date of the repurchase. The initial closing of the repurchase will take place as soon as practical (i.e., as of the next valuation of Toys “R” Us, Inc.’s common stock which customarily occurs in or about April and October of each year), but no later than 180 days after your delivery to the Company of notice of exercise of the put right, with the remaining three installment purchases to take place annually thereafter. You may not require the Company to repurchase more than 25% of the total shares of common stock acquired by you upon vesting or exercise of your equity awards (including the shares of common stock to be issued pursuant to a cashless exercise of options) pursuant to the Long-Term Incentive Plans in any year during the four-year period described above.

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2015 Equity Award – If the Initial Term of this letter agreement is extended for the Extension Term, then, you shall receive a grant of RSU of Toys “R” Us, Inc.’s common stock having a value of four million dollars ($4,000,000) based upon the then current fair market value of Toys “R” Us, Inc.’s common stock. The number of RSU shall be rounded up to the nearest 100 shares (the “2015 Equity Award”).

The vesting schedule for the 2015 Equity Award (subject to your continued employment through the applicable vesting dates) shall be as follows:

•	25% of the 2015 Equity Award shall vest at the end of each quarter over a 12 month period – anticipated to be on or about January 31, 2016, April 30, 2016, July 31, 2016 and October 31, 2016.

The 2015 Equity Award shall not be eligible for retirement acceleration as defined under the Toys “R” Us, Inc. 2010 Incentive Plan, notwithstanding anything to the contrary under the Toys “R” Us, Inc. 2010 Incentive Plan.

You shall have the right (solely at your election) at any time until the occurrence of an IPO to require the Company to repurchase in one or more transactions up to 100% of your shares of common stock acquired upon vesting of the 2015 Equity Award. The put right may be exercised by giving notice to the Company no sooner than six months after the earlier of (i) the expiration or earlier termination of the Employment Term or (ii) the effective date of your retirement. The purchase price per share payable by the Company in connection with such put rights shall be the fair market value determined as of a date determined by the Board that is the anticipated closing date of the repurchase. The closing of the repurchase will take place as soon as practical (i.e., as of the next valuation of Toys “R” Us, Inc.’s common stock which customarily occurs in or about April and October of each year), but no later than 180 days after your delivery to the Company of notice of exercise of the put right.

In all other respects, this grant shall be subject to the terms and conditions detailed in the Toys “R” Us, Inc. 2010 Incentive Plan and the grant agreement thereunder.

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Other Benefits – During the Employment Term, you will continue to be eligible to participate in the other Company benefit programs in which you currently participate subject to the terms of the benefit plans and any subsequent modifications the Company may make to those benefit plans, and this Agreement does not affect the manner in which such benefits are calculated or determined.

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Severance Compensation – If, prior to the expiration of the Initial Term, your employment with the Company is terminated by the Company (for reasons other than Cause), or if, prior to the expiration of the Initial Term, you resign for Good Reason, the Company will provide you with an amount equal to 2,444,400 Euro gross (the “Severance Compensation”), payable in twenty-four (24) equal monthly installments following your termination. The Severance Compensation will include any statutory notice and/or termination pay you would otherwise be entitled to for the termination of your professional relationship with the Company. You will only have the right to receive the compensation defined for each scenario, if you and the Company accept, sign and comply with the Separation and Release Agreement attached hereto as Addendum C.

In the event this severance obligation arises within the twenty-four (24) months following the Company’s Change in Control1, the Severance Compensation shall be paid in a lump sum within sixty (60) days following your employment termination date.

No Severance Compensation shall be due in case of the termination of your employment for Cause or your resignation or retirement from your post at any time, including following a Change in Control, for any reason other than your resignation for Good Reason during the Initial Term.

No Severance Compensation shall be due in the case of your removal as CEO within twenty-four (24) months following a Change in Control, if you are offered another professional position in the Company with equivalent target compensation in the Madrid, Spain area.

1 Change in Control shall have the same meaning as defined in the Company's 2010 Incentive Plan.

No Severance Compensation shall be due in case of the termination of your employment for any reason, whether with or without Cause, or for your resignation for Good Reason, on or after the expiration of the Initial Term or at any time during the Extension Term.

The relevant tax withholdings and Social Security deductions shall be applied to the Severance Compensation, if applicable.

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Continued Benefits – Additionally, for eighteen (18) months after the termination of your employment by the Company (for reasons other than for Cause) or by you if you resign for Good Reason, you will continue to receive (i) your car benefit (although you will be responsible for your own gas, maintenance and other usage-related expenses); (ii) health benefits; and (iii) the use of your Company provided laptop computer and cell phone. (You will be responsible for the cost of any phone calls and will be excluded from logging in to the Company network.) Once this eighteen (18) month period has elapsed, you are requested to return the car, the laptop computer and the cell phone, in good working condition, to the Company. For the avoidance of doubt, the continuation of benefits does not apply if you resign or retire (other than as a result of your resignation for Good Reason).

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Pension Payments – For a period of eighteen (18) months after the involuntary termination of your employment by the Company (for reasons other than for Cause) or by you if you resign for Good Reason, the Company will continue making contributions to the pension plan and providing you with tax advice.

•	Tax Equalization and Tax Preparation - During the Employment Term, the Company will provide tax equalization and tax preparation for you in accordance with Addendum D attached hereto.

Antonio, I know you will continue to make many contributions to the success of this Company. If you have any questions, please feel free to contact me at (973) 617-5768.

To conclude, we kindly request you to sign below as acknowledgment of receipt and agreement with the terms and conditions of this letter.

Sincerely,

/s/ Robert S. Zarra_______________________________

Robert S. Zarra
Representative, Branch in Spain (“Sucursal en España”)

I received the original and I agree with its contents
Signed by Antonio Urcelay

/s/ Antonio Urcelay_____________                    Date:_____________
Antonio Urcelay

ADDENDUM A

NON-COMPETITION AND POST-CONTRACTUAL OBLIGATIONS

Non-Competition

During your employment and for a period of twenty-four (24) months following your last date of employment with the Company for any reason (the “Restricted Period”), you will not, without prior written consent of the Company, whether on your own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly:

(A)    engage in any business that directly or indirectly is a “Competitive Business.” A “Competitive Business” means any Person engaged wholly or in part (directly or through one or more subsidiaries) in the retail sale or distribution (including in stores or via mail order, e-commerce, or similar means) of “Competing Products,”2 if more than one-third (1/3) of such Person's gross sales for the twelve (12) month period preceding such time (or with respect to the period after your termination date, as of such termination date) are generated by engaging in such sale or distribution of Competing Products;3

(B)    enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(C)    acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D)    interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, suppliers, partners, members or investors of the Company or its affiliates.

(E)    Notwithstanding anything to the contrary in this Agreement, you may, directly or indirectly own, solely as a passive investment, securities of any Person engaged in a

2 “Competing Products” means, with respect to the Executive at any time, (1) toys and games, (2) video games, computer software for children, and electronic toys or games, (3) juvenile or baby products, apparel, equipment, furniture, or baby related consumables, (4) wheeled goods for children, and (5) any other product or group of related products that represents more than twenty (20) percent of the gross sales of the Company and its affiliates and subsidiaries for the twelve (12) month period preceding such time (or with respect to the period after the Executive’s termination date, as of such termination date).
3 Without limiting the foregoing, the term “Competitive Business” shall in any event include Wal-Mart, K-Mart/Sears, Target, Amazon.com, Buy Buy Baby, Mattel, Hasbro, Tesco, Carrefour, Zellers, Ravensburger, King Jouet, Eroski, Famosa, Argos, Asda,  Auchan, Leclerc, La Grande Recre, Karstadt, Real, Kaufhof, Mueller, El Corte Ingles, Loblaws and any of their respective parents, subsidiaries, affiliates or commonly controlled entities.

Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market or privately held if you (x) are not a controlling Person of, or a member of a group which controls, such Person and (y) do not, directly or indirectly, own 3% or more of any class of securities of such Person who is publicly traded or privately held.

Non-Solicitation of Employees
In addition, during the Restricted Period, you will not, whether on your own behalf or on behalf of or in conjunction with any Person, directly or indirectly:
(A)     solicit to leave the employment of, or encourage any employee of the Company to leave the employment of the Company; or
(B)     hire any such employee (other than clerical or administrative support personnel) who was employed by the Company as of the date of your termination of employment with the Company or who left the employment of the Company coincident with, or within one year prior to, the termination of your employment with the Company.
Non-Solicitation of Third Parties
During the Restricted Period, you will not, directly or indirectly, solicit to leave the employment of, or encourage to cease to work with, as applicable, the Company any consultant, supplier or service provider then under contract with the Company.

Compensation

As a compensation for the obligations set forth herein, you shall receive:

i.
50% of your Annual Base Pay for each year shall be deemed to constitute special consideration for each year in which the non-competition obligation will be in force. Such compensation shall be paid by the Company in twelve (12) equal monthly installments starting from October 31, 2013 and continuing until October 30, 2014, and in eleven (11) equal monthly installments starting from October 31, 2014 and continuing until September 30, 2015. At your request and for your convenience we have agreed to allocate the 50% of your Annual Base Pay for the second year of the Initial Term over an eleven (11) month period. This amount is part of the Annual Base Pay agreed with you in the letter agreement to which this Addendum A is attached and will appear in your salary slip as "non-competition compensation".

ii.
If your employment terminates prior to October 31, 2015 for any reason that does not trigger Severance Compensation under your October 16, 2013 letter agreement, you will not receive the remaining amount as compensation for the non-competition obligation of up to the twenty-four (24) months. At the same time, the non-competition obligation will only be enforceable for the number of months you were paid the non-competition compensation when terminated.

iii.
If your employment contract is terminated prior to October 31, 2015, and results in the Company’s payment of Severance Compensation under your October 16, 2013 letter agreement, the non-competition obligation will be enforceable for twenty-four (24) months. In this case, you acknowledge that the Company’s payment of Severance Compensation significantly exceeds any amounts due to you as statutory severance and such additional amounts are provided to you to ensure that you comply with this non-competition agreement for the entire twenty-four month period post termination.

iv.
The relevant tax withholdings and Social Security deductions shall be applied to said amount, and shall not be taken into account when determining the daily gross salary to calculate potential severance compensations.

The parties acknowledge that the provisions of the non-competition Covenant are reasonable and necessary for the protection of the Company and its subsidiaries. The parties also acknowledge that the compensation stated above is appropriate taking into account the limited scope of the industry stated in the clause. In addition, you further acknowledge that the Company and its parent, affiliates and/or subsidiaries will be irreparably harmed if such covenants are not specifically enforced.  Accordingly, should you default the obligation to refrain from competition, you shall reimburse the Company any compensation paid hereby. In addition, the Company shall be able to claim for damages, pursuant to Article 1124 of the Civil Code.

I received the original and I agree with its contents
Signed by Antonio Urcelay

_______________________________        Date: ________________
Antonio Urcelay

Acknowledged and agreed to by:

Toys “R” Us, Inc., Branch in Spain (“Sucursal en España”)

______________________________
By:
Title:    ______________, Toys “R” Us, Inc., Branch in Spain (“Sucursal en España”)

ADDENDUM B

2013 Annual Bonus

Time Period	2/1 to 10/31	11/1 to 1/31
Title	President, Europe	Chief Executive Officer
Base Salary	€582,000	€1,000,000
Target Bonus %	110%	150%
Full Year Target Bonus	€640,200	€1,500,000
Days in Role	273	92
Base Salary Earnings	€435,304	€252,055
Target Bonus for Time Period	€478,835	€378,082

MIP Metrics	Target Weighting	Target Weighting
Consolidated EBITDA	15%	30%
Consolidated Cash Flow	5%	20%
US Domestic EBITDA	—	20%
International EBITDA	—	10%

Country EBITDA	45%
United Kingdom	9%
Central Europe	9%
Iberia	9%
France	9%
Canada	9%

Country Cash Flow	15%
United Kingdom	3%
Central Europe	3%
Iberia	3%
France	3%
Canada	3%

Financial Component Weighting	80%	80%
Personal Component Weighting	20%	20%
Note: From 7/1 until the Commencement Date, you also held the title of Interim CEO and from the Commencement Date until 10/31 you held the title of CEO, but your bonus for this period is being calculated as noted above for this period.

ADDENDUM C
SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (“Agreement”) is entered into as of this ___ day of __________________________, 20__, between TOYS “R” US, INC., Branch in Spain (“Sucursal en España”) and its subsidiaries, including but not limited to, TOYS “R” US – DELAWARE, INC. and TOYS R US IBERIA, S.A., and any successor thereto (collectively, the “Company”) and ___________ (the “Executive”).
The Executive and the Company agree as follows:
1.    The employment relationship between the Executive and the Company and its subsidiaries and affiliates, as applicable, terminated on _________________________________ (the “Termination Date”).
2.    In accordance with the Executive’s Employment Agreement, Executive is entitled to receive certain payments and benefits after the Termination Date.
3.    In consideration of the above, the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of the Executive and the Executive’s heirs, executors and assigns, hereby releases and forever discharges the Company, its parent Company and/or any related Company and all of each of their members, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors of all of the foregoing companies, and affiliates and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Company or its affiliates, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans, from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation, any claims the Executive may have arising from or relating to the Executive’s employment or termination from employment with the Company and its subsidiaries and affiliates, as applicable, including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination in employment based upon race, color, sex, religion, and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Employee Retirement Income Security Act of 1974, as amended (which prohibits discrimination with regard to benefits); any other federal, state or local laws against discrimination; or any other federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Executive of any claims for wrongful discharge, breach of contract, torts or any other claims in any way related to the Executive’s employment with or resignation or termination from the Company and its subsidiaries and affiliates, as applicable. This release also includes a release of any claims for age discrimination under the Age Discrimination in Employment Act, as amended (“ADEA”) or any other federal, state or local statute or common law in this sense that may be applicable. The ADEA requires that the Executive be advised to consult with an attorney before the Executive waives any claim under ADEA. In addition, the ADEA provides the Executive with at least 21 days to decide whether to waive claims under ADEA and seven days after the Executive signs the Agreement to revoke that waiver. This release does not release the Company from any obligations due to the Executive under the Executive’s Employment Agreement or under this Agreement, any rights Executive has to indemnification by the Company and any vested rights Executive has under the Company’s employee pension benefit and welfare benefit plans.
Additionally, in consideration of the foregoing, the Company agrees to release and forever discharge the Executive and the Executive’s heirs, executors and assigns from any claims, charges or demands, and/or causes of action whatsoever, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, but not limited to, any claim, matter or action related to the Executive’s employment and/or affiliation with, or termination and separation from the Company and its subsidiaries and affiliates or related companies; provided that such release shall not release the Executive from any loan or advance by the Company or its subsidiaries or affiliates, as applicable, a breach of Executive’s fiduciary obligations under New Jersey state law or a breach of the Executive’s Non-Competition and Post-Contractual Obligations Agreement, or the corresponding federal, state, or local statute, or common law that may be applicable.
4.    The Company agrees to indemnify and defend you against any claims brought against you by third parties, as a result of acts you performed in the course of and within the scope of your employment with the Company.  The Company will not defend and indemnify you for any acts performed outside of the scope of your employment, including but not limited to, acts of fraud, gross negligence, misconduct and willful violations of Company policies.  You agree to give prompt written notice to the Company of any such third party claims.
5.    This Agreement is not an admission by either the Executive or the Company of any wrongdoing or liability.
6.    The Executive waives any right to reinstatement or future employment with the Company and its subsidiaries and affiliates following the Executive’s separation from the Company and its subsidiaries and affiliates on the Termination Date.
7.    The Executive agrees and allows the Company to deduct any amount due at the termination date by the Executive, from the amounts that should be paid by the Company to him, if any.
8.    The Executive agrees not to engage in any act after execution of the Agreement that is intended, or may reasonably be expected to harm the reputation, business, prospects or operations of the Company or its subsidiaries or affiliates or their respective officers, directors, stockholders or employees. The Company further agrees that it will engage in no act which is intended, or may reasonably be expected to harm the reputation, business or prospects of the Executive.
9.    The Executive shall continue to be bound by the Non-Compete and Post-Contractual Obligation Agreement.
10.    The Executive shall promptly return all Company and subsidiary and affiliate property in the Executive’s possession, including, but not limited to, Company or subsidiary or affiliate keys, credit cards, cellular phones, computer equipment, software and peripherals and originals or copies of books, records, or other information pertaining to the Company or subsidiary or affiliate business; provided however, that in the event that Executive is terminated under circumstances that give rise to certain “Continued Benefits” under Executive’s employment letter agreement, he shall be permitted to maintain the benefits and equipment contemplated thereunder, consistent with the terms and conditions set forth therein.
11.    This Agreement represents the complete agreement between the Executive and the Company concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
12.    Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.
13.    It is further understood that for a period of 7 days following the execution of this Agreement in duplicate originals, the Executive may revoke this Agreement, and this Agreement shall not become effective or enforceable until the revocation period has expired. No revocation of this Agreement by the Executive shall be effective unless the Company has received within the 7 day revocation period, written notice of any revocation, all monies received by the Executive under this Agreement and the Executive’s Employment Agreement and all originals and copies of this Agreement.
14.    This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. The Executive acknowledges that the Executive has read and fully understands the terms of this Agreement and has been advised to consult with an attorney before executing this Agreement. Additionally, the Executive acknowledges that the Executive has been afforded the opportunity of at least 21 days to consider this Agreement.
The parties to this Agreement have executed this Agreement as of the day and year first written above.

THE COMPANY

By:
Name:
Title:

ANTONIO URCELAY

ADDENDUM D
TAX EQUALIZATION POLICY AND TAX PREPARATION

During the Employment Term, the Company will provide tax equalization between Spanish and U.S. taxes on all employment-related earnings including, but not limited to, annual base salary, annual bonus, offer acceptance bonus, and equity awards, as to ensure that your total income and social tax liability does not exceed the tax burden that you would have incurred in your home country (i.e., Spain) alone, and had no tax burden been imposed by the host country (i.e., the U.S.), including without limitation in connection with your travel to the U.S., lodging in the U.S., local transportation in the U.S. and in connection with any withholding tax paid on your behalf by the Company. In addition, it is to ensure that you do not benefit from a tax reduction as compared to the home country, as a result of the CEO assignment on Company derived income. For avoidance of doubt, the Tax Equalization will not take into account or reimburse you for any taxes incurred by you as a result of your Spanish residency being terminated by you voluntarily (i.e., if you choose to remain in the U.S. for more than 182 days during any calendar year).

The Tax Equalization will be effective from the tax year the U.S. assignment begins through the year where any assignment income has a significant effect on your tax situation. Generally, this is through the end of the calendar year in which the assignment ends. However, certain applications of the policy will be extended where assignment-related income, credits or deductions related to the assignment period may exist in the home or host country, or where Company-paid foreign tax credits or other expenses are used to offset the your income tax liability after the end of the assignment period. In the case of separation of services for Cause (as defined in the agreement), the application of this policy to any separation related payments and the provision of tax preparation services will be at the discretion of the Company.

This tax equalization will be accomplished as follows:

a.
Hypothetical tax will be deducted from your pay each pay cycle. Hypothetical tax is an estimate of your projected Spanish Federal and Provincial Income Tax in light of your position as CEO of the Company and your travel to the U.S.  Determination of your hypothetical tax amount will be calculated at the beginning of the assignment by the selected tax consulting firm. Payments made under any incentive plan will also be subject to a hypothetical tax-withholding.  The hypothetical tax rate used is an estimate of the tax rate on Company derived income only and is based on the hypothetical tax withholding calculation in light of your position as CEO of the Company and your travel to the U.S.

b.
As the Spanish and U.S. income tax returns are prepared and filed, the Company will pay, on your behalf, the actual income tax liabilities attributable to your employment. As such, the Company will be entitled to any applicable refunds received in connection with your tax returns which will need to be remitted to the Company upon receipt from the applicable tax authority.

c.
Following the preparation of your home and host country income tax returns, the tax consulting firm will prepare a tax equalization settlement statement reconciling your hypothetical taxes due on your base salary, bonus and other Company compensation that would have been due had you not been on assignment, to your final hypothetical tax withheld for the year using the applicable Spanish tax laws and tax rates. If the result shows that the Company has withheld

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more hypothetical tax than your final hypothetical tax calculation (settlement statement), then you will receive a reimbursement of the difference. The tax equalization reimbursement shall be made as soon as practicable after the actual taxes are paid in both countries, but no later than the end of the second calendar year following the later of (i) the calendar year in which your U.S. income tax return is required to be filed (including extensions) for the year to which the compensation subject to the tax equalization reimbursement relates, or (ii) the calendar year in which your foreign income tax return or tax payment is required to be filed or made (including extensions) for the year to which the compensation subject to the tax equalization reimbursement relates. Where such reimbursements arise due to an audit, litigation or similar proceeding, payment must be made no later than the end of the first calendar year after the year in which you remit the related taxes.

If the result shows that an insufficient amount of hypothetical tax was withheld, then you will make payment to the Company for this amount. This amount must be paid within 60 days of notification by the tax consultant or the Company.

d.
It is your responsibility to fully comply with all applicable tax laws by the proper and timely filing of Spanish and all U.S. tax returns. Your full cooperation with the selected tax consults is required.

An accounting firm designated by the Company (the “Tax Service Provider”) will prepare your Spanish and U.S. tax returns and will determine the tax equalization and hypothetical tax calculations, related to employment compensation during the Employment Term.  During the Employment Term, and for the tax years in connection with your assignment as CEO of the Company (including without limitation Toys “R” Us, Inc. and its subsidiaries), the Company will pay all fees for the tax return preparation for you.  You shall be responsible for any further expense, such as personal estate or tax planning.

Other Matters:

U.S. Tax Residency
The tax equalization is based on the premise that you will be considered a U.S. nonresident for federal income tax purposes during the assignment period, which may generally be the case if you spend less than 183 days of physical presence in the U.S. in any calendar year counting days in the current year, 1/3 of days in the first preceding year, and 1/6 of days in the second preceding year. To the extent you voluntarily decide to remain in the U.S. for more than 182 days during any calendar year of the Employment Term, or take steps that would indicate an intention to move to the U.S. permanently such as applying for U.S. permanent residency, transferring assets into the U.S., or purchasing a personal residence, whereby you become a U.S. tax resident for any period of time during or after the expiration or termination of the U.S. Employment Term and the application of the tax equalization policy, any tax payment or tax reimbursements due to you on any payment will be determined by the Company as if you were a U.S. nonresident.  Any additional tax on any and all payments received that is above the tax that would have been calculated as a U.S. nonresident and as a Spanish resident will be your responsibility.

U.S. State Tax Residency
The tax equalization is also based on the premise that you will NOT be considered a resident of any U.S. state. Therefore, to the extent that you take steps that would result in your becoming a tax resident of any U.S. state including, but not limited to, having a place of abode available to you or your spouse in New

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York or New Jersey state throughout the tax year, Any additional tax on any and all payments received that is above the tax that would have been calculated as a nonresident will be your responsibility.

Personal Income
Please note that any non-Company income including gains on sale of stock, sale of real estate or any other non-Company compensation (such as equity based compensation from other employers) will not be subject to the tax equalization policy. This means that you will bear the full worldwide tax burden for non-Company income. Similarly, the policy does not cover the tax implications and liabilities related to estate/inheritance tax nor wealth tax on either the home or host country.

Foreign Tax Credits
Any foreign tax credits resulting from taxes paid by the Company which may offset your home country tax will be for the benefit of the Company. This includes foreign tax credit carryovers or carry-backs to tax years outside of the U.S. assignment period. Any refunds generated from the use of such foreign tax credits, shall be returned to the Company.

In the event you have accrued foreign tax credits prior your U.S. assignment, the benefit of those foreign tax credits will be for you. However, foreign tax credits related to the Company-paid host country taxes will be applied first.

In addition, should you utilize company-paid foreign tax credits in a future non-assignment year, you shall be required to return the refund associated with these credits to the Company regardless of whether you are still with the Company or have left the Company.

Tax Audits
In the event a tax return prepared under this policy is examined or audited by home or host country tax authorities in connection with a year for which you are subject to this policy, you shall report such notice of examination or audit to the Company and the designated Tax Service Provider in writing within fifteen (15) days of receipt of such notice.

The Company may elect to protest or challenge, at its expense, any adjustment or increase assessment resulting from such audit provided that:

•	The positions on the tax return under examination were adopted with the Company’s approval and relate to the international assignment; and

•	You cooperate fully with the designated Tax Service Provider throughout the examination and take steps the designated Tax Service Provider deems necessary for its satisfactory conclusion.

Where an audit results in a change affecting taxes actually paid, an adjustment of the tax equalization settlement for the year or years affected shall be made upon the adjustment becoming final. If you have taken unauthorized action that creates additional audit requests or taxes, you shall be responsible for the additional tax.

Penalties
Penalties and interest attributable to Company-related matters, for which you are not at fault, will be paid by the Company. Penalties and interest assessed as a result of your failure to provide timely and accurate data for the preparation of your tax returns, or to timely file and pay taxes due as instructed by the designated Tax Service Provider, will not be reimbursed by the Company. The Company, in conjunction

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with the designated Tax Service Provider, will determine the appropriate allocation of penalties and interest between you and the Company, if applicable.

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